Exhibit .......

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the "Agreement") is made between (i) Robert B. Grieve, Ph.D. ("Executive") and (ii) Heska Corporation (the "Company"). Executive and the Company are referred to collectively as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, Executive has served as Executive Chair of the Company pursuant to that certain Employment Agreement dated March 26, 2014 (the "Employment Agreement");

WHEREAS, the Parties wish to document termination of the Employment Agreement, effective October 1, 2015 (the "Termination Date"), and resolve fully and finally any potential disputes regarding Executive's employment with the Company and any other potential disputes between the Parties; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this agreement; and

WHEREAS, upon termination of the Employment Agreement, Executive will serve as a consultant to the Company pursuant to that certain Consulting Agreement dated March 26, 2014 (the "Consulting Agreement").

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement as follows:

TERMS

1.	Effective Date. This Agreement shall become effective (the "Effective Date") on the day of Executive's execution of this Agreement, provided that Executive has not revoked Executive's acceptance pursuant to Paragraph 9.f. below. Executive's Termination Date will not change regardless of whether this Agreement becomes effective on the "Effective Date."
2.	Resignation from the Board. Effective as of the Termination Date, Executive hereby resigns as a member of the Board of Directors of the Company. Further, effective as of the Termination Date, Executive resigns his position as a member of the Board of Directors of Diamond Animal Health, Inc., Heska Imaging US, LLC and Heska AG, which are affiliates of the Company.
3.	Consideration.
a.	Payment. Commencing after the expiration of the Effective Date, and on the express condition that Executive has not revoked this Agreement, the Company will provide the severance payments, accelerated vesting of equity awards and other benefits on the terms and conditions contemplated by

Section 7(a) of the Employment Agreement in the case of a termination of the Employment Agreement without cause.

b.	Reporting and Withholding. Reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws.
4.	General Release.
a.	Executive, for Executive, and for Executive's affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, unequivocally, unconditionally and intentionally releases, discharges and covenants not to sue or assert against Company any and all causes of action, whether at law or in equity (i) the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and (ii) each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys' fees (including, but not limited to, any claim of entitlement for attorneys' fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys' fees), of every kind and description from the beginning of time through the Effective Date (the "Released Claims").
b.	The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive's employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein); (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Colorado Anti-Discrimination in Employment Act, seq, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Executive; provided, however, the Released Claims shall not include the rights and obligations in the Employment Agreement that expressly survive termination of the Agreement by their terms, and the rights of Executive and obligations of the Company pursuant to this Agreement, the Consulting Agreement, and the equity agreements listed on Exhibit A attached hereto (the "Equity Agreements"), all of which shall remain in force and effect in accordance with their terms (collectively, the "Surviving Agreements").

c.	The Agreement does not affect Executive's right to file a charge with or participate before the Equal Employment Opportunity Commission. However, Executive agrees that in the event Executive brings a claim covered by the foregoing General Release in which Executive seeks damages or other remedies against the Company, or in the event Executive seeks to recover against the Company in any claim brought by a government agency on Executive's behalf, this Agreement shall serve as a complete defense to such claims, and that Executive is expressly waiving the right to recover damages and attorney's fees from any such proceeding.
5.	Return of Company Property. Executive represents and warrants that Executive returned all Company keys, credit cards, and badges to the designated Company representative on or before Executive's Termination Date. As contemplated by Section 2(c) of the Consulting Agreement, the parties agree that Executive will retain Company documents and files (in any recorded media, such as papers, computer disks, copies, transparencies, and microfiche) and other materials necessary in order to perform the services contemplated in the Consulting Agreement. The parties also agree that, as contemplated by Section 2(c) of the Consulting Agreement, during the term of the Consulting Agreement, Executive will retain his Company cell phone and laptop, the Company will continue to provide Executive with IT support, the Company will continue to provide Executive with access to his Company e-mail, and the Company will provide Executive cell phone and computer equipment upgrades generally provided to senior executives of Heska. Executive agrees that, unless otherwise agreed upon in writing, to the extent that Executive possesses any files, data, or information relating in any way to the Company or the Company's business on any personal computer, Executive will delete the data, files, or information (and will retain no copies in any form).
6.	Unknown Facts. The releases in this Agreement include, but are not limited to, claims of every nature and kind, known or unknown, suspected or unsuspected. Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows to be or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.
7.	Confidentiality of Agreement. Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement. Executive may disclose such information only if necessary (a) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (b) for the purpose of enforcing any term of this Agreement; (c) for the purpose of obtaining legal or tax advice about the Agreement; or (d) in response to compulsory process, and only then after giving the Company immediate notice of the compulsion and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Executive's employment and this matter, Executive shall state, "It was the right time for my employment with the Company to transition to a consulting role" or "It was the right time for my employment with the Company to end" and nothing more.

8.	No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
9.	Representations and Warranties. Executive represents and warrants as follows:
a.	Executive has read this Agreement and agrees to the conditions and obligations set forth in it;
b.	Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation (other than those made herein) or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company;
c.	Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions available to Executive necessary to withdraw or terminate that lawsuit, charge, or proceeding;
d.	Executive has not previously disclosed any information which would be a violation of the Employee Confidential Information and Inventions Agreement between the Company and Executive dated April 17, 2012 (the "Confidentiality Agreement");
e.	Executive has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full twenty-one (21) days if Executive so desired and that Executive was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full twenty-one (21) days;

f.	Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may rescind Executive's waiver and release within seven (7) calendar days of Executive's execution of this Agreement, and (ii) any such rescission must be in writing and hand delivered to the Company addressed as follows:

Heska Corporation
Attn: Michelle Barker
Senior Manager, Human Resources
3760 Rocky Mountain Avenue
Loveland, CO 80538

g.	Executive has full and complete legal capacity to enter into this Agreement; and
h.	Aside from the post-termination compensation payments provided for in Section 7(a) of the Employment Agreement and the other Surviving Agreements, Executive admits, acknowledges, and agrees that Executive has been fully and finally paid all wages, compensation, vacation, bonuses, stock, stock options, or other benefits from the Company which are or could be due to Executive under the terms of Executive's employment with the Company or otherwise.
10.	Non-Disparagement. Executive agrees not to make to any person any statement that disparages the Company, including, without limitation, disparaging statements regarding the Company's financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, or affiliates.
11.	Cooperation. Executive agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Executive will make Executive available for preparation for, and attendance of, hearings, proceedings, or trial, including pretrial discovery and trial preparation. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph.
12.	Section 409A.
a.	This Agreement is intended to comply with Section 409A of the Internal Revenue Code and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to

Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

b.	If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § 1.409A-3(j)(vii).
c.	No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.
13.	Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to affect the intent of the parties to the fullest extent permitted by applicable law.
14.	Enforcement. The Release contained herein does not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
15.	Entire Agreement. This Agreement, the Surviving Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties. This Agreement supersedes and modifies any and all prior agreements, except for the Surviving Agreements and the Confidentiality Agreement which will continue in full force and effect. This Agreement cannot be modified except in writing signed by all Parties.
16.	Venue, Applicable Law, and Submission to Jurisdiction. This/Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction/will be in the Colorado state or federal courts.
17.	Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term "Paragraph" shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

18.	Assignment. The Company may assign its rights under this Agreement. Executive cannot assign Executive's rights under this Agreement without the written consent of the Company. No other assignment is permitted except by written permission of the Parties.
19.	Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement on the dated written below.

EXECUTIVE	HESKA CORPORATION

/s/ Robert B. Grieve	/s/ Jason Napolitano
Robert B. Grieve, Ph.D.	By:	Jason Napolitano
	Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Secretary

October 1, 2015	October 1, 2015
Date	Date

Exhibit A

Equity Agreements

Heska Corporation 1997 Stock Incentive Plan Restricted Stock Grant Agreement, dated March 26, 2014 for 5,715 shares of Restricted Stock

Heska Corporation 1997 Stock Incentive Plan Restricted Stock Grant Agreement, dated March 26, 2014 for 2,857 shares of Restricted Stock

Heska Corporation 1997 Stock Incentive Plan Restricted Stock Grant Agreement, dated March 26, 2014 for 15,645 shares of Restricted Stock

Heska Corporation 1997 Stock Incentive Plan Restricted Stock Grant Agreement, dated March 26, 2014 for 15,000 shares of Restricted Stock

Heska Corporation 1997 Stock Incentive Plan Restricted Stock Grant Agreement, dated March 26, 2014 for 24,355 shares of Restricted Stock

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated November 17, 2006 for 3,021 shares (Option No. 00004881)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated November 17, 2006 for 6,978 shares (Option No. 00004882)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated December 31, 2007 for 21,857 shares (Option No. 00004908)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated December 31, 2007 for 8,142 shares (Option No. 00004909)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated November 4, 2008 for 6,876 shares (Option No. 00004932)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated November 10, 2009 for 12,458 shares (Option No. 00004971)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated December 31, 2010 for 1 share (Option No. 00004998)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated December 31, 2010 for 24,749 share (Option No. 00004999)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated December 12, 2011 for 5,917 shares (Option No. 00005013)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated December 12, 2011 for 19,083 shares (Option No. 00005014)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated December 19, 2012 for 25,000 shares (Option No. 00005072)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated November 21, 2013 for 26,203 shares (Option No. 00005148)

Heska Corporation 1997 Stock Incentive Plan Notice of Stock Option Grant, dated November 21, 2013 for 13,797 shares (Option No. 00005149)

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
00004881	11/17/2006	1997	ISO	3,021	$17.17000	0	3,021	0	0	3,021	3,021
00004882	11/17/2006	1997	NQ	6,978	$17.17000	0	6,978	0	0	6,978	6,978
00004908	12/31/2007	2003	ISO	21,857	$18.30000	0	21,857	0	0	21,857	21,857
00004909	12/31/2007	2003	NQ	8,142	$18.30000	0	8,142	0	0	8,142	8,142
00004932	11/4/2008	2003	ISO	6,876	$4.40000	5,626	6,876	0	0	1,250	1,250
00004971	11/10/2009	1997	ISO	12,458	$4.50000	4,875	12,458	0	0	7,583	7,583
00004998	12/31/2010	1997	ISO	1	$4.96000	0	1	0	0	1	1
00004999	12/31/2010	1997	NQ	24,749	$4.96000	10,312	24,749	0	0	14,437	14,437
00005013	12/12/2011	1997	ISO	5,917	$6.90000	0	5,547	0	370	5,917	5,547
00005014	12/12/2011	1997	NQ	19,083	$6.90000	0	17,890	0	1,193	19,083	17,890
00005072	12/19/2012	1997	ISO	25,000	$8.55000	0	17,187	0	7,813	25,000	17,187
00005148	11/21/2013	1997	ISO	26,203	$7.36000	0	9,475	0	16,728	26,203	9,475
00005149	11/21/2013	1997	NQ	13,797	$7.36000	0	8,857	0	4,940	13,797	8,857

				174,082		20,813	143,038	0	31,044	153,269	122,225